PRICING SUPPLEMENT NO. 95-33 Dated November 30, 1995    Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Salomon Brothers Inc purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on August 5, 1997, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  August 5, 1997         Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  LIBOR                                Interest Reset Period:
                                         Quarterly
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity:  3-month                 Same as Interest Payment Dates

Spread: plus 0.04%                     Settlement Date (Issue Date):
                                         December 5, 1995
Spread Multiplier:  N/A
                                       Calculation Agent:
Maximum Interest Rate: N/A               Chase Manhattan Bank, N.A.

Minimum Interest Rate: N/A             Additional Terms:
                                         For the purposes of the Notes
Interest Payment Dates:                  contemplated hereunder,
  The 5th of each March, June,           interest payments will
  September and December, commencing     include interest accrued to,
  on March 5, 1996 up to, and            but excluding the Interest
  including, the Maturity Date.          Payment Date.

Initial Interest Rate:
  Determined as if the Settlement
  Date was an Interest Reset Date.